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REPUBLIC BANCSHARES, INC.
PRESS RELEASE

Date:      September 24, 1999
Contact:   Alfred T. May, President and CEO (ext. 3341) or
           William R. Falzone, Chief Financial Officer (ext. 3396)
           (727) 823-7300

FOR IMMEDIATE RELEASE

St. Petersburg, Florida (September 24, 1999) -- Republic Bancshares Inc. (the "Company", Nasdaq: REPB) today announced that it had completed a private placement to accredited investors of $15.0 million of its 7.0% convertible subordinated debentures (the "Debentures"). Each $1,000 principal amount of the Debentures are convertible at any time into 55.55556 shares of the Company's $2.00 par value common stock. A substantial portion of the Debentures was purchased by Rainbow Partners, LLP, an entity managed by Keefe Managers, Inc., a New York-based fund management organization specializing in financial institution securities. The resulting conversion price of $18.00 per share represents a premium of approximately 22% over the $14.75 September 22, 1999 closing price of the Company's common stock on the Nasdaq National Market. The Company also announced that it had paid down the principal amount of its $25.0 million loan from SunTrust Bank, N.A. by $15 million to a balance of $10 million and had refinanced its $7.0 million of debt to its directors, as described below.

Approximately $4.2 million of the Debentures were issued to the Company's directors in exchange for an equal amount of the pre-existing debt, with the balance of the Debentures being sold to third-party accredited investors. The $10.5 million of net proceeds from sale of the Debentures, after deducting offering costs, were used to repay principal on the SunTrust loan. In connection with the paydown, SunTrust agreed to extend the remaining portion of its loan to the Company through March 31, 2001.

The $2.8 million balance of the $7.0 million debt to directors not converted into the Debentures was exchanged for an equal principal amount of non-convertible subordinated debt. Both the Debentures and the non-convertible subordinated debentures issued by the Company will qualify as Tier 2 capital under the applicable regulatory capital guidelines.

In other developments, the Company announced that Mr. William R. Hough, a director and the Company's principal shareholder, had been elected Chairman of the Board of the Company. Also, the Company sold the Brunswick, Georgia office of its thrift subsidiary, Republic Bank, FSB (the "Savings Bank"), to Sapelo National Bank. The Savings Bank was thereafter dissolved and all of its cash and other remaining assets have been distributed to the Company.

The common stock of the Company is traded on the Nasdaq National Market under the trading symbol "REPB."

Statements in this release may constitute forward-looking statements that are based on the current beliefs and expectations of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. Forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to economic, competitive and other factors affecting the Company and its operations.